Exhibit 19.1
Mercury Systems, Inc.

Company Policy	Effective Date:	May 13, 2022
COR-P04-05	Approver:	Christopher C. Cambria
Securities Trades by Company Personnel	Authorized By:	EVP, General Counsel and Secretary
The Need For A Policy Statement. This Statement sets forth the policy of Mercury Systems, Inc. and its subsidiaries (collectively, “Mercury”) regarding insider trading and the disclosure of information concerning Mercury. Federal securities laws prohibit the executive officers, directors, and employees of a public company from trading in the securities of that company on the basis of material, non-public information. For many years, the Securities and Exchange Commission (“SEC”) and the U.S. attorneys have vigorously pursued violations of insider trading laws. The individuals directly involved in such violations can, of course, be held liable for them. In addition, by legislation there is potential liability on the part of companies and their directors and executive officers for failing to prevent violations by company personnel. In light of the severity of the possible sanctions both to our personnel and to Mercury itself, we have adopted the policies and procedures set forth in this Policy Statement. Our objective is to avoid even the appearance of improper conduct on the part of anyone employed by, or associated with, Mercury.
This Policy Statement is applicable to all executive officers, directors, and employees of Mercury. While these policies and procedures must be followed, they are not intended to replace the primary responsibility of each executive officer, director, and employee to understand and comply with the prohibitions against insider trading under federal and state securities laws. If you have any questions on any of these policies and procedures, or on your obligations under the securities laws generally, please contact our General Counsel, who has been appointed Compliance Officer for purposes of ensuring compliance with this Policy Statement. In some situations it may be necessary for you to consult legal counsel regarding securities law requirements.
The Consequences. The consequences of insider trading violations can be staggering. Persons who trade on inside information (or tip information to others) may be required to: disgorge the profit gained or the loss avoided by the trading; pay the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are the subject of such violation, have purchased (where such violation is based on a sale of securities) or sold (where such violation is based on a purchase of securities) securities of the same class; pay civil penalties of up to three times the profit gained or loss avoided; pay a criminal penalty of up to $5 million; and serve a jail term of up to 20 years. Mercury and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties and could under certain circumstances be subject to private lawsuits by contemporaneous traders for damages suffered as a result of illegal insider trading or tipping by persons under Mercury’s control.
Violation of this Policy Statement or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by Mercury up to and including termination. Mercury reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy Statement has been violated. Mercury may determine that specific conduct violates this Policy Statement, whether or not the conduct also violates the law. It is not necessary for Mercury to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.
Needless to say, any of the above consequences, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.
Our Policy. If an executive officer, director, or any employee has material, non-public information relating to Mercury, it is our policy that neither that person nor any related person may buy or sell securities of Mercury or engage in any other action to take advantage of, or pass on to others, that information. Transactions that may be necessary

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or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct. This prohibition does not apply to the exercise of stock options, but does apply to cashless exercises which involve a sale of stock and to the use of outstanding Mercury securities to constitute part or all of the exercise price of an option.
Material Information. Information about Mercury is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about Mercury. In short, any information which could reasonably be expected to affect the price of the stock. Common examples of information that will frequently be regarded as material are: financial performance information and significant changes in financial performance; future (near-term) growth projections; strategic plans; news of a pending or proposed merger, acquisition, joint venture, or tender offer; news of a significant sale of assets or the disposition of a subsidiary; changes in dividend policies, the declaration of a stock split, or the offering of additional securities; changes in management; significant changes in products or product lines; the gain or loss of a substantial program, customer or supplier; and supplier or inventory issues. Either positive or negative information may be material.
Twenty-Twenty Hindsight. Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.
Transactions by Related Persons. This Policy Statement applies to securities trades by your spouse, child, parent, sibling, or other family member living in the same household, all persons who execute trades on your behalf, and investment funds, trusts, retirement plans, partnerships, corporations, and other entities over which you have the ability to influence or direct investment decisions concerning securities.
Tipping Information to Others. Whether the information is proprietary information about Mercury or information that could have an impact on our stock price, executive officers, directors, and employees must not pass the information on to others. The above penalties apply, whether or not you derive any benefit from another’s actions.
When Information Is Public. As you can appreciate, it is also improper for an executive officer, director, or employee to enter a trade immediately after Mercury has made a public announcement of material information, including earnings releases. Because Mercury’s stockholders and the investing public should be afforded the time to receive the information and digest it, you should not engage in any transactions until 48 hours after the information has been disseminated in a manner making it available to investors generally (such as through an SEC filing or press release).
Blackout Periods. In order to avoid even the appearance of impropriety, it is Mercury’s policy that all executive officers, directors, and certain “restricted employees” shall not buy or sell securities of Mercury during a “blackout period.” The recurring quarterly earnings blackout normally runs from two weeks (14 calendar days) prior to the end of the quarter or fiscal year end, until 48 hours after the distribution of the earnings release. Depending on the circumstances, additional blackout periods may be established based on material events involving Mercury. “Restricted employees” are those employees designated in writing from time to time by the Chief Executive Officer, Chief Financial Officer, or General Counsel as persons who may have access to material, non-public information. You will be notified if you are designated as a restricted employee prior to any blackout period.
This prohibition does not apply to the exercise of stock options, but does apply to cashless exercises which involve a sale of stock and to the use of outstanding Mercury securities to constitute part or all of the exercise price of an option. In addition, this prohibition does not apply to a sale of stock to satisfy the minimum required tax withholding triggered by the vesting of restricted stock during a blackout period; provided, however, that you may not sell more shares than the minimum number required to satisfy your minimum tax withholding obligations related to the vesting of restricted stock during the blackout period.
Special Procedures. Executive officers, directors, and certain employees of Mercury as designated in writing from time to time by either of the Chief Executive Officer, Chief Financial Officer, or General Counsel, must comply with special procedures regarding the

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pre-clearance of securities trades. If you are required to comply with these procedures, you will be notified and will receive a copy of the procedures.
No Short Sales, Purchases or Sales of Derivative Securities, or Holding Mercury Securities in a Margin Account. No executive officer, director, or employee subject to the special procedures noted above may at any time sell any securities of Mercury that are not owned by such person at the time of the sale (a “short sale”). Also, no such executive officer, director, or designated employee may buy or sell puts, calls, or other derivative securities of Mercury at any time. In addition, no such executive officer, director, or designated employee may hold Mercury securities in a brokerage margin account.
Executive Officers, Board Members, and Affiliates of Mercury (Section 16 Reporting Persons). Members of this group must also comply with the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder relating to purchases and sales of Mercury stock within a six-month period. Members of this group must generally make all sales of stock in compliance with Rule 144 promulgated under the Securities Act of 1933, as amended. Legal counsel should be consulted for clarification of Rule 144 procedures. This Policy Statement is not intended to describe the requirements of Rule 144 insofar as that rule may impact sales of your Mercury stock, nor is this Policy Statement intended to explain the prohibitions on short-swing trading set forth in Section 16. It should be noted that violations of Section 16 can result in the forfeiture of profit on stock transactions to Mercury. Accordingly, persons subject to Section 16 should seek legal counsel before engaging in any transaction in Mercury stock.
Continuation of Restrictions. These restrictions continue to apply to executive officers, directors, and employees of Mercury following the termination of any such individual’s service to or employment with Mercury until any material, non-public information possessed by such individual has become public or is no longer material, whichever is earlier.
Unauthorized Disclosure; Prohibition on Commenting on Mercury on Social Media, Internet Chat Rooms, and Websites. While we encourage our stockholders and potential investors to obtain information about Mercury, we believe that information should come from our publicly-filed SEC reports, press releases, and external website or from a designated Mercury spokesperson, rather than from speculation or unauthorized disclosures by executive officers, directors, or employees of Mercury. For this reason, all such disclosures shall be made in accordance with Mercury’s Public Disclosure Policy.
Confidential Information. Mercury also has strict policies relating to safeguarding the confidentiality of its internal, proprietary information. These policies include procedures regarding identifying, marking, and safeguarding confidential information and employee confidentiality agreements. You should comply with these policies at all times.
Reporting of Violations. If you violate this Policy Statement or any federal or state laws governing insider trading, or know of any such violation by any executive officer, director, or employee of Mercury, you must report the violation immediately to our Compliance Officer at (978) 967-1302. However, if the conduct in question involves the Compliance Officer, if you have reported such conduct to the Compliance Officer and do not believe that he has dealt with it properly, or if you do not feel that you can discuss the matter with the Compliance Officer, you may raise the matter with our Chief Executive Officer at (978) 967-1776.
Waivers. A waiver of any provision of this Policy Statement in a specific instance may be authorized in writing by the Compliance Officer, and any such waiver shall be reported to Mercury’s Board of Directors.
Modifications. Mercury may at any time change this Policy Statement or adopt such other policies or procedures which it considers appropriate to carry out the purposes of its insider trading policy. Mercury will deliver notice of any such change to you by email (or other delivery option selected by Mercury). You will be deemed to have received, be bound by, and agree to revisions of this Policy Statement when such revisions have been delivered or otherwise made available to you.
Company Assistance. Any person who has questions about specific transactions or this Policy Statement generally may obtain additional guidance from the Compliance Officer. It must be emphasized that the policies and procedures set forth in this Policy Statement present only a general framework within which you may buy and sell securities of Mercury without violating insider trading laws. Ultimate responsibility for adhering to this Policy Statement and avoiding improper transactions rests with you. You should not, therefore, rely totally on the policies and procedures set forth herein, but rather, you should obtain

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additional guidance whenever necessary and, if any questions remain as to the applicability of insider trading laws, you should abstain from trading in Mercury’s securities.
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Your failure to observe this Policy Statement could lead to significant legal problems, and could have other serious consequences, including the termination of your employment.

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